AMENDMENT TO
BY-LAWS
OF
eUNITsTM 2 YEAR U.S. EQUITY MARKET PARTICIPATION TRUST:
UPSIDE TO CAP / BUFFERED DOWNSIDE

January 19, 2011

Pursuant to ARTICLE V, Section 3 of the BY-LAWS of eUNITsTM 2 Year U.S. Equity Market Participation Trust:  Upside to Cap / Buffered Downside (the “Trust”), upon the written consent of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to eUnitsTM 2 Year U.S. Market Participation Trust:  Upside to Cap / Buffered Downside.

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